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                       [Safeguard Scientifics Letterhead]




[Logo]                                                              NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE




MEDIA CONTACT:                                             SAFEGUARD CONTACT:
Adam Castellani                                             Sandi Murtland
Alexander Ogilvy PR Worldwide                                610-293-0600
404-897-2300 ext. 329
acastellani@alexanderogilvy.com

             SAFEGUARD APPOINTS FORMER PAINEWEBBER EXECUTIVE AS NEW
                             CHIEF FINANCIAL OFFICER

         PAINEWEBBER MANAGING DIRECTOR, GERALD BLITSTEIN, ASSUMES NEW ROLE TO OVERSEE STRATEGIC FINANCIAL OPERATIONS

WAYNE, PA, FEBRUARY 29, 2000 -- Safeguard Scientifics, Inc. (NYSE:SFE), a leading Internet company focused on the infrastructure market, today announced the appointment of Gerald Blitstein to senior vice president and chief financial officer. Blitstein will be responsible for the overall strategic financial operations of the company.

Prior to joining Safeguard, Blitstein was Managing Director, Global Equities, at PaineWebber, and was a member of PaineWebber's operating committee. Blitstein joined PaineWebber in 1987 and during his thirteen-year tenure was responsible for identifying and negotiating strategic technology investments on behalf of the Company and overseeing multimillion dollar to several billion dollar derivative security portfolios. His experience also includes mergers and acquisitions, financial re-engineering and fund management.

"Safeguard's aggressive growth strategy requires that we bring in top talent. Relationships with Wall Street analysts and investment banks are critical to our future success," said Harry Wallaesa, president and chief operating officer of Safeguard. "Gerald's background and expertise are a perfect complement to our management team, and we feel that his Wall Street experience will prove to be invaluable to both Safeguard and our partner companies."

"Safeguard's track record on Wall Street and its goals for growth are an exciting combination," said Blitstein. "I'm looking forward to joining the Safeguard team and helping to cement their leadership in the Internet industry."

Blitstein graduated from the Wharton School at the University of Pennsylvania with a Bachelors in Economics and holds an MBA in Finance from the University of Chicago.
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                       [Safeguard Scientifics Letterhead]


ABOUT SAFEGUARD (www.safeguard.com)

Safeguard is a leader in incubating and operating premier companies in the Internet infrastructure market with a focus on three sectors: software, communications and e-services. Safeguard's network of Internet infrastructure companies offers solutions, seamless connectivity, and e-services to businesses engaged in electronic commerce.

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